Filed Pursuant To Rule 433

Registration No. 333-275079

October 19, 2023

Date: 10/19/2023

SL: Grayscale Investments Files S-3 Registration for Grayscale Bitcoin Trust

Today, Grayscale Investments filed with the U.S. Securities and Exchange Commission (SEC) a registration statement on Form S-3 to register shares of Grayscale Bitcoin Trust (BTC)* (OTCQX: GBTC) under the Securities Act of 1933, as amended.

Typically, issuers file a registration statement on Form S-1 when they intend to list a new security. But since shares of GBTC have been voluntarily registered with the SEC since January 2020 under the Securities and Exchange Act of 1934, GBTC is an SEC reporting company. This means GBTC is considered a “well-known seasoned issuer,” and benefits from being able to file a registration statement on Form S-3—a shorter filing that incorporates by reference all of its SEC disclosures and reports.

Before GBTC can convert to an ETF and issue shares on a registered basis pursuant to the Form S-3, NYSE Arca's 19b-4 application must be approved, an exemption or other from Regulation M relief must be available and the Form S-3 must be declared effective by the SEC.**

Importantly, GBTC is ready to operate as an ETF** upon receipt of these regulatory approvals, and on behalf of GBTC’s investors, Grayscale looks forward to working collaboratively and expeditiously with the SEC on these matters.

Shareholders do not need to take any action at this time, and we will continue to provide updates as they become available.

For more information, please read the full press release, below.

[View Press Release]

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.

*Grayscale has filed a Form S-3 for GBTC, rather than a Form S-1, because GBTC has been an SEC reporting company for greater than one year, making it a well-known seasoned issuer (WKSI). In contrast to a Form S-1, the Form S-3 provides simplified reporting for issuers of registered securities that incorporates the issuer’s 10-Ks, 10-Qs and other SEC reports by reference.

**We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products that are not subject to the registration requirements of the ‘40 Act.

Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for any investor that cannot afford loss of the entire investment.

All content is original and has been researched and produced by Grayscale Investments, LLC (“Grayscale”) unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale.

This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose.

This content does not constitute a recommendation or take into account the particular investment objectives.

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.